Exhibit 99.01

DexCom Inc. Reports Second Quarter 2007 Financial Results

SAN DIEGO - (BUSINESS WIRE-July 30, 2007) - DexCom, Inc. (Nasdaq:DXCM) today reported a net loss of $11.3 million or $0.40 per share for the second quarter of 2007, compared to $11.2 million or $0.41 per share for the first quarter of 2006.  The company reported revenues of $863,000 for the second quarter of 2007 compared to $479,000 for the second quarter of 2006 following the launch of its first product on March 28, 2006.

Cost of sales increased to $2.9 million for the second quarter of 2007 compared to $2.1 million for the second quarter in 2006. The increase was primarily related to a credit of $1.1 million in the 2006 period for materials purchased and expensed in 2005 while the company was in the development stage.  Research and development expense decreased $1.3 million to $4.0 million for the second quarter of 2007, compared to $5.4 million for the second quarter of 2006.  Changes in research and development expense include reduced clinical, regulatory, and development costs.  Selling, general and administrative expense increased $538,000 to $5.5 million for the second quarter of 2007, compared to $4.9 million for the second quarter of 2006.  The increase was primarily due to higher general and administrative and sales and marketing costs as the company continued to launch its STS and SEVEN systems in the United States.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (877) 704-5382 (US/Canada) or (913) 312-1296 (International) and use the participant code “6419342” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history.  Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending June 30, 2007, as filed with the Securities and Exchange Commission on July 30, 2007.

FOR MORE INFORMATION:
Steven R. Pacelli
Senior Vice President of Corporate Affairs
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Balance Sheets
(In thousands — except share and per share data)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$25,884	$18,167
Short-term marketable securities, available-for-sale	58,316	36,341
Accounts receivable, net	126	120
Inventory	1,254	1,413
Prepaid and other current assets	1,939	1,315
Total current assets	87,519	57,356

Property and equipment, net	5,565	6,118
Other assets	3,443	1,079
Total assets	$96,527	$64,553

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,966	$2,764
Accrued payroll and related expenses	2,106	1,558
Current portion of long-term debt	1,375	908
Total current liabilities	7,447	5,230

Other long-term liabilities	684	377
Long-term debt, net of current portion	61,719	2,118

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 28,370,474 and 28,163,690 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	28	28
Additional paid-in capital	179,321	187,162
Accumulated other comprehensive income (loss)	(33)	12
Accumulated deficit	(152,639)	(130,374)
Total stockholders’ equity	26,677	56,828
Total liabilities and stockholders’ equity	$96,527	$64,553

DexCom, Inc.
Statements of Operations
(In thousands — except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$863	$479	$1,875	$494
Cost of sales	2,906	2,091	5,968	4,172
Gross margin	(2,043)	(1,612)	(4,093)	(3,678)

Operating expenses
Research and development	4,028	5,361	8,063	10,855
Selling, general and administrative	5,469	4,931	10,840	8,773
Total operating expenses	9,497	10,292	18,903	19,628

Operating loss	(11,540)	(11,904)	(22,996)	(23,306)

Interest income (expense), net	204	736	731	1,219
Net loss	$(11,336)	$(11,168)	$(22,265)	$(22,087)

Basic and diluted net loss per share	$(0.40)	$(0.41)	$(0.79)	$(0.84)
Shares used to compute basic and diluted net loss per share	28,298,731	27,080,115	28,261,301	26,322,567